1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000 www.targaresources.com

Targa Resources, Inc. Reports Second Quarter 2008 Financial Results

HOUSTON August 11, 2008 - Targa Resources, Inc. (“Targa” or the “Company”) today announced its financial results for the three months ended June 30, 2008. For the three months ended June 30, 2008 the Company reported income from operations of $102.2 million and net income of $46.2 million.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In millions, except operating and price data)
Revenues	$2,263.2	$1,610.8	$4,465.6	$3,059.8
Product purchases	2,023.1	1,438.3	4,024.5	2,708.6
Operating expenses	71.2	62.4	134.8	120.3
Depreciation and amortization expense	38.8	36.4	76.9	73.2
General and administrative expense	27.9	23.7	52.0	42.4
Gain on sales of assets	—	(0.3)	(4.4)	(0.1)

Income from operations	102.2	50.3	181.8	115.4
Interest expense, net	(23.7)	(34.0)	(49.2)	(78.0)
Gain on insurance claims	18.6	—	18.6	—
Equity in earnings of unconsolidated investments	7.2	3.1	10.7	5.7
Minority interest / non-controlling interest	(30.2)	(9.9)	(57.5)	(16.9)
Income tax (expense) benefit	(27.9)	4.0	(39.8)	(3.2)

Net income	$46.2	$13.5	$64.6	$23.0

Financial data:
Operating margin	$168.9	$110.1	$306.3	$230.9
Adjusted EBITDA	137.6	76.3	229.3	167.1

Operating data:
Gathering throughput MMcf/d	2,072.3	1,999.0	2,128.5	1,987.9
Plant natural gas inlet, MMcf/d	2,020.7	1,954.5	2,081.9	1,946.2
Gross NGL production, MBbl/d	104.8	106.0	104.3	105.1
Natural gas sales, BBtu/d	526.6	533.9	529.8	520.8
NGL sales, MBbl/d	285.9	296.4	301.7	298.6
Condensate sales, MBbl/d	3.7	4.1	3.7	3.7

Average realized prices:
Natural Gas, $/MMBtu
Average realized sales price	10.25	6.93	9.01	6.76
Impact of hedging	(0.14)	0.12	(0.01)	0.11

Average realized price	10.11	7.05	9.00	6.87

NGL, $/gal
Average realized sales price	1.57	1.08	1.52	1.02
Impact of hedging	(0.03)	—	(0.02)	—

Average realized price	1.54	1.08	1.50	1.02

Condensate, $/Bbl
Average realized sales price	119.20	61.65	107.38	58.77
Impact of hedging	(5.05)	0.83	(3.49)	1.32

Average realized price	114.15	62.48	103.89	60.09

Review of Second Quarter Results

Revenues were $2.3 billion for the three months ended June 30, 2008, 41% higher than revenues of $1.6 billion for the three months ended June 30, 2007. Income from operations for the second quarter of 2008 was 103% higher at $102.2 million for the second quarter of 2008 as compared to $50.3 million for the same period in 2007. Similarly, net income for the three months ended June 30, 2008 increased 242% from $13.5 million in the second quarter of 2007 to $46.2 million for the second quarter of 2008. The primary drivers for these improvements were:

(i)	increases in average realized natural gas, NGL and condensate prices of 43%, 43%, and 83%, respectively, as compared to the second quarter of 2007;

(ii)	increase in other revenue includes $21.6 million of business interruption proceeds in the second quarter 2008 compared to $7.4 million in 2007;

(iii)	a gain of $18.6 million on property damage insurance claims; and

(iv)	decrease of 30% in interest expense which are offset by

(v)	decreases of 1% and 4%, respectively, in natural gas and NGL sales volumes;

(vi)	increase of 14% in operating expense; and

(vii)	increase of 205% in non-controlling and minority interest.

Second quarter 2008 gathering throughput of 2.1 Bcf/d and plant natural gas inlet of 2.0 Bcf/d were 4% and 3% higher, respectively, than for the second quarter of 2007. Additionally, natural gas sales of 526.6 BBtu/d for the three months ended June 30, 2008 were down 1% from the comparable period in 2007. Gross NGL production of 104.8 MBbl/d in the three months ended June 30, 2008 was 1% lower compared to the same 2007 period. For the three months ended June 30, 2008, NGL sales of 285.9 MBbl/d were 4% lower than for the three months ended June 30, 2007. Finally, condensate sales of 3.7 MBbl/d were 10% lower than 4.1 MBbl/d in the 2007 period.

Review of Six Months Results

Revenues were $4.5 billion for the six month period ended June 30, 2008, 46% higher than revenues of $3.1 billion for the six-month period ended June 30, 2007. Income from operations for six months ended June 30, 2008 was 58% higher at $181.8 million as compared to $115.4 million for the same period in 2007. Similarly, net income for the six months ended June 30, 2008 increased 181% from $23.0 million in the second quarter of 2007 to $64.6 million for the first six months of 2008. The primary drivers for these improvements were:

(i)	increases in average realized natural gas, NGL and condensate prices of 31%, 47%, and 73%, respectively, as compared to same period of 2007;

(ii)	increases of 2% and 1%, respectively, in natural gas and NGL sales volumes;

(iii)	increase in other revenue includes $21.6 million of business interruption proceeds in the first half 2008 compared to $7.8 million in 2007;

(iv)	a gain of $18.6 million on property damage insurance claims during the second quarter 2008; and

(v)	decrease of 37% in interest expense which are offset by

(vi)	increase of 12% in operating expense; and

(vii)	increase of 240% in non-controlling and minority interest.

For the six month ended June 30, 2008 gathering throughput of 2.1 Bcf/d and plant natural gas inlet of 2.1 Bcf/d were both 7% higher than for the six month ended June 30, 2007. Additionally, natural gas sales of 529.8 BBtu/d for the six months ended June 30, 2008 were up 2% from the comparable period in 2007. Gross NGL production of 104.3 MBbl/d in the six-month period ended June 30, 2008 was 1% lower compared to the same 2007 period. For the six months ended June 30, 2008, NGL sales of 301.7 MBbl/d were 1% higher than for the six months ended June 30, 2007. Finally, condensate sales of 3.7 MBbl/d six month ended June 30, 2008were flat compared to the same period in 2007.

Review of Segment Performance

The following discussion of segment performance includes inter-segment revenues. The Company views segment operating margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is reviewed for consistency and trend analysis. The generally accepted accounting principles (“GAAP”) measure most directly comparable to segment operating margin is net income. Operating margin is a non-GAAP financial measure that is defined later in this release.

Natural Gas Gathering and Processing Segment

Our Natural Gas Gathering and Processing segment, which includes Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”), consists of the gathering of natural gas produced from oil and gas wells and processing this raw natural gas into merchantable natural gas by extracting natural gas liquids and removing impurities.

The following table provides summary data regarding results of operations in this segment for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In millions, except operating and price data)
Operating statistics:
Gathering throughput, MMcf/d	2,072.3	1,999.0	2,128.5	1,987.9
Plant natural gas inlet, MMcf/d	2,020.7	1,954.5	2,081.9	1,946.2
Gross NGL production, MBbl/d	104.8	106.0	104.3	105.1

Natural gas sales, BBtu/d	546.2	552.7	548.2	537.1
NGL sales, MBbl/d	91.5	91.0	90.5	90.1
Condensate sales, MBbl/d	5.0	5.4	5.0	5.1

Natural gas, $/MMBtu
Average realized sales price	10.27	6.95	9.03	6.75
Impact of hedging	(0.13)	0.11	(0.01)	0.13

Average realized price	10.14	7.06	9.02	6.88

NGLs, $/gal
Average realized sales price	1.50	1.00	1.41	0.91
Impact of hedging	(0.08)	(0.01)	(0.07)	—

Average realized price	1.42	0.99	1.34	0.91

Condensate, $/Bbl
Average realized sales price	109.99	59.17	98.72	55.52
Impact of hedging	(3.75)	0.62	(2.58)	0.96

Average realized price	106.24	59.79	96.14	56.48

Revenues	$1,059.5	$730.3	$1,932.7	$1,353.1
Product purchases	(908.2)	(604.7)	(1,638.6)	(1,107.3)
Operating expenses	(34.7)	(28.6)	(64.9)	(57.6)

Operating margin	$116.6	$97.0	$229.2	$188.2

Equity in earnings of VESCO	$6.4	$2.3	$8.7	$3.5

Review of Second Quarter Results

Second quarter 2008 revenues of $1,059.5 million were $329.2 million, or 45%, higher than the second quarter of 2007. This increase was primarily due to:

•

an increase in realized commodity prices that increased revenues by $328.6 million, consisting of increases in natural gas, NGL and condensate revenues of $153.1 million, $154.2 million and $21.3 million, respectively;

•

a net decrease attributable to volumes of $4.6 million, consisting of decreases in natural gas and condensate volumes of $4.2 million and $2.0 million, respectively with an offsetting increase in NGL volumes of $1.6 million; and

•	an increase in other revenues of $5.2 million including an increase of $1.8 of business interruption insurance proceeds in 2008 compared to 2007.

Operating margin for this segment was $116.6 million for the three months ended June 30, 2008, 20% higher than the $97.0 million for the second quarter of 2007.

The segment’s average realized natural gas price increased $3.08 per MMbtu, or 44%, to $10.14 per MMBtu for the three months ended June 30, 2008 compared to $7.06 per MMBtu for the three months ended June 30, 2007. The segment’s average realized price for NGLs increased $0.43 per gallon, or 43%, to $1.42 per gallon for the second three months of 2008 compared to $0.99 per gallon for the second quarter of 2007. The segment’s average realized price for condensate increased $46.45 per barrel, or 78%, to $106.24 per barrel for the three months ended June 30, 2008 compared to $59.79 per barrel for the three months ended June 30, 2007.

Natural gas sales volume decreased 6.5 BBtu/d, or 1%, to 546.2 BBtu/d for the three months ended June 30, 2008 compared to 552.7 BBtu/d for the three months ended June 30, 2007. The net decrease is primarily due to decreased demand by our industrial customers.

NGL sales volumes increased 0.5 MBbl/d, or less than 1%, to 91.5 MBbl/d for the three months ended June 30, 2008 compared to 91.0 MBbl/d for the three months ended June 30, 2007. We experienced lower gross NGL production from leaner liquids content for some of the production delivered to our gas plants.

Condensate sales volumes decreased 0.4 MBbl/d, or 7%, to 5.0 MBbl/d for the three months ended June 30, 2008 compared to 5.4 MBbl/d for the three months ended June 30, 2007.

Product purchases increased $303.5 million to $908.2, or 50%, for the three months ended June 30, 2008 compared to $604.7 million for the three months ended June 30, 2007. The increase was due primarily to higher commodity prices, including higher spot price purchases for industrial sales.

Operating expenses increased $6.1 million, or 21%, to $34.7 million for the three months ended June 30, 2008 compared to $28.6 million for the three months ended June 30, 2007. The increase was primarily due to increased compensation-related expense, increased maintenance expense, and higher costs for chemicals, lube oils and electricity.

Review of Six Months Results

For the six month ended June 30, 2008 revenues of $1,932.7 million were $579.6 million, or 43%, higher than the six month ended June 30, 2007. This increase was primarily due to:

•

an increase in realized commodity prices that increased revenues by $548.3 million, consisting of increases in natural gas, NGL and condensate revenues of $213.4 million, $298.9 million and $36.0 million, respectively;

•

a net increase attributable to volumes of $23.3 million, consisting of increases in natural gas and NGL volumes of $17.5 million and $6.3 million, respectively with an offsetting decrease in condensate volumes of $0.5 million; and

•	an increase in other revenues of $8.0 million including an increase of $1.7 of business interruption insurance proceeds in 2008 compared to 2007.

Operating margin for this segment was $229.2 million for the six months ended June 30, 2008, 22% higher than the $188.2 million for the six month ended June 30, 2007.

The segment’s average realized natural gas price increased $2.14 per MMbtu, or 31%, to $9.02 per MMBtu for the six months ended June 30, 2008 compared to $6.88 per MMBtu for the six months ended June 30, 2007. The segment’s average realized price for NGLs increased $0.43 per gallon, or 47%, to $1.34 per gallon for the six month ended June 30, 2008 compared to $0.91 per gallon for the firs six months of 2007. The segment’s average realized price for condensate increased $39.66 per barrel, or 70%, to $96.14 per barrel for the six months ended June 30, 2008 compared to $56.48 per barrel for the six months ended June 30, 2007.

Natural gas sales volume increased 11.1 BBtu/d, or 2%, to 548.2 BBtu/d for the six months ended June 30, 2008 compared to 537.1 BBtu/d for the six months ended June 30, 2007. The increase is primarily due to increased demand by our industrial customers and reduced take-in-kind producer volumes.

NGL sales volumes increased 0.4 MBbl/d, or less than 1%, to 90.5 MBbl/d for the six months ended June 30, 2008 compared to 90.1 MBbl/d for the six months ended June 30, 2007. We experienced lower gross NGL production from leaner liquids content for some of the production delivered to our gas plants.

Condensate sales volumes decreased 0.1 MBbl/d, or 2%, to 5.0 MBbl/d for the six months ended June 30, 2008 compared to 5.1 MBbl/d for the six months ended June 30, 2007

Product purchases increased $531.3 million to $1,638.6, or 48%, for the six months ended June 30, 2008 compared to $1,107.3 million for the six months ended June 30, 2007. The increase was due primarily to higher commodity prices, including higher spot price purchases for industrial sales.

Operating expenses increased $7.3 million, or 13%, to $64.9 million for the six months ended June 30, 2008 compared to $57.6 million for the six months ended June 30, 2007. The increase was primarily due to increased compensation-related expense, increased maintenance expense, and higher costs for chemicals, lube oils and electricity.

Logistics Assets Segment

Our Logistics Assets segment is involved with gathering and storing mixed NGLs and fractionating, storing, treating and transporting finished NGLs. These assets are generally connected to and supplied, in part, by our Natural Gas Gathering and Processing segment and are predominantly located in Mont Belvieu, and Galena Park, Texas and West Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In millions, except operating data)
Fractionation volumes, MBbl/d	235.2	226.3	225.6	194.7
Treating volumes, MBbl/d	21.4	2.6	18.2	1.3

Revenues from services	$64.6	$49.4	$115.3	$91.8
Other revenues	1.1	0.6	1.5	0.9

Total revenue	65.7	50.0	116.8	92.7
Operating expenses	(54.1)	(45.1)	(98.4)	(76.4)

Operating margin	$11.6	$4.9	$18.4	$16.3

Equity in earnings of GCF	$0.8	$0.9	$1.9	$2.1

Review of Second Quarter Results

Segment revenues from services increased $15.2 million, or 31%, to $64.6 million for the three months ended June 30, 2008 compared to $49.4 million for the three months ended June 30, 2007. Revenues were increased by higher fractionation volumes, higher fractionation rates and treating revenue from our low-sulfur natural gasoline unit which commenced commercial operations in June 2007, and higher overall commercial transportation revenue relating to additional trucking activity. Our fractionation facilities operated at 81% of design capacity for the three months ended June 30, 2008 and 78% during the same period in 2007.

Operating expenses increased $9.0 million, or 20%, to $54.1 million for the three months ended June 30, 2008 compared to $45.1 million for the three months ended June 30, 2007. This increase is primarily due to increased fuel expense due to higher fuel prices and higher fractionation volumes, a full quarter of operating costs for our low-sulfur natural gasoline unit in the second quarter 2008 compared to one month in the second quarter 2007, and higher commercial transportation expense relating to additional trucking activity.

Review of Six Months Results

Segment revenues from services increased $23.5 million, or 26%, to $115.3 million for the six months ended June 30, 2008 compared to $91.8 million for the six months ended June 30, 2007. Revenues were increased by higher fractionation volumes, higher fractionation rates and volumes, higher treating revenue from our low-sulfur natural gasoline unit which commenced commercial operations in June 2007, and higher overall commercial transportation revenue relating to additional trucking activity. Our fractionation facilities operated at 78% of design capacity for the six months ended June 30, 2008 and 67% during the same period in 2007.

Operating expenses increased $22.0 million, or 29%, to $98.4 million for the six months ended June 30, 2008 compared to $76.4 million for the six months ended June 30, 2007. This increase is primarily due to increased fuel expense due to higher fuel prices and higher fractionation volumes, six months of operating costs for our low-sulfur natural gasoline unit in the first half of 2008 compared to one month in the second quarter 2007, and third party fractionation expenses due to first quarter 2008 scheduled maintenance at our Cedar Bayou Fractionator.

NGL Distribution and Marketing Services Segment

Our NGL Distribution and Marketing segment markets our own natural gas liquids production and also purchased natural gas liquids products in selected United States markets. The following table provides summary data regarding results of operations of this segment for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In millions, except operating and price data)
NGL sales, MBbl/d	252.3	257.4	257.3	254.9
NGL realized price, $/gal	1.55	1.06	1.48	0.99

NGL sales revenues	$1,491.6	$1,045.2	$2,910.4	$1,926.5
Other revenues	9.3	4.4	10.1	5.5

	1,500.9	1,049.6	2,920.5	1,932.0
Product purchases	(1,468.5)	(1,043.0)	(2,879.3)	(1,913.0)
Operating expenses	(0.5)	(0.6)	(1.0)	(1.3)

Operating margin	$31.9	$6.0	$40.2	$17.7

Review of Second Quarter Results

NGL sales volumes decreased 5.1 MBbl/d, or 2%, to 252.3 MBbl/d for the three months ended June 30, 2008 compared to 257.4 MBbl/d for the three months ended June 30, 2007. The decrease in sales volumes was attributable to lower demand from a key petrochemical customer due to schedule maintenance activity.

Average realized price for NGLs increased $0.49 per gallon, or 46%, to $1.55 per gallon for the three months ended June 30, 2008 compared to $1.06 per gallon for the three months ended June 30, 2007, as a result of higher commodity prices offset partially by a change in product mix sold.

Sales revenues increased $446.4 million, or 43%, to $1,491.6 million for the three months ended June 30, 2008 compared to $1,045.2 million for the three months ended June 30, 2007. The net increase results primarily from a $467.0 million increase due to higher commodity prices and a $20.6 million decrease as a result of lower sales volumes.

Product purchases increased $425.5 million, or 41%, to $1,468.5 million for the three months ended June 30, 2008 compared to $1,043.0 million for the three months ended June 30, 2007. The net increase results primarily from a $446.1 million increase due to higher commodity prices and a $20.6 million decrease as a result of lower purchased volumes.

Operating margin increased by $25.9 million, or 432%, to $31.9 million for the three months ended June 30, 2008 compared to $6.0 million for the three months ended June 30, 2007. The increase in operating margin was due to increasing average sales prices during the quarter and a reduction of inventory at lower average costs in 2008 as compared to 2007 and an increase of $4.9 million in business interruption insurance proceeds in 2008 as compared to 2007.

Review of Six Months Results

NGL sales volumes increased 2.4 MBbl/d, or 1%, to 257.3. MBbl/d for the six months ended June 30, 2008 compared to 254.9 MBbl/d for the six months ended June 30, 2007. Sales volumes were impacted by lower demand from a key petrochemical customer due to schedule maintenance activity in the second quarter 2008.

Average realized price for NGLs increased $0.49 per gallon, or 49%, to $1.48 per gallon for the six months ended June 30, 2008 compared to $0.99 per gallon for the six months ended June 30, 2007, as a result of higher commodity prices offset partially by a change in product mix sold.

Sales revenues increased $983.9 million, or 51%, to $2,910.4 million for the six months ended June 30, 2008 compared to $1,926.5 million for the six months ended June 30, 2007. The increase results primarily from a $955.0 million increase due to higher commodity prices and a $28.9 million increase as a result of higher sales volumes.

Product purchases increased $966.3 million, or 51%, to $2,879.3 million for the six months ended June 30, 2008 compared to $1,913.0 million for the six months ended June 30, 2007. The increase results primarily from a $937.6 million increase due to higher commodity prices and a $28.7 million increase as a result of higher purchased volumes.

Operating margin increased by $22.5 million, or 127%, to $40.2 million for the six months ended June 30, 2008 compared to $17.7 million for the six months ended June 30, 2007. The increase in operating margin was due to increasing average sales prices during the six months ended June 30, 2008 and a reduction of inventory at lower average costs in six months ended June 30, 2008 as compared to the same period for 2007 and an increase of $4.7 million in business interruption insurance proceeds in six months ended June 30, 2008 as compared to the same period for 2007.

Wholesale Marketing Segment

Wholesale Marketing segment includes our refinery services business and wholesale propane marketing operations. In our refinery services business, we provide LPG (liquefied petroleum gas) balancing services, purchasing natural gas liquids products from refinery customers and selling natural gas liquids products to various customers. Our wholesale propane marketing operations include the sale of propane and related logistics services to multi-state retailers, independent retailers and other end-users. Wholesale Marketing operates principally in the United States and has a small marketing presence in Canada.

The following table provides summary data regarding results of operations of this segment for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In millions, except operating and price data)
NGL sales, MBbl/d	46.5	47.4	66.7	63.8
NGL realized price, $/gal	1.75	1.19	1.68	1.15

NGL sales revenues	$311.4	$215.9	$854.7	$557.8
Other revenues	5.9	0.9	6.0	1.1

Total revenue	317.3	216.8	860.7	558.9
Product purchases	(308.5)	(214.6)	(842.2)	(550.2)
Operating expenses	—	—	—	—

Operating margin	$8.8	$2.2	$18.5	$8.7

Review of Second Quarter Results

NGL sales decreased by 0.9 MBbl/d, or 2%, to 46.5 MBbl/d for the three months ended June 30, 2008 compared to 47.4 MBbl/d for the three months ended June 30, 2007. The decrease in sales volumes is primarily attributable to a contract expiration and disruption of supply from a refinery.

The increase in average realized prices is primarily attributable to overall higher market prices for the three months ended June 30, 2008.

Revenues increased $100.5 million, or 46%, to $317.3 million for the three months ended June 30, 2008 compared to $216.8 million for the three months ended June 30, 2007. The net revenue increase was due to higher realized commodity prices impact of $99.3 million and higher other revenue of $5.0 million due primarily to business interruption insurance proceeds, which were partially offset by a decrease of $3.8 million due to lower sales volumes.

Operating margin increased by $6.6 million, or 300%, to $8.8 million for the three months ended June 30, 2008 compared to $2.2 million for the three months ended June 30, 2007. The increase is primarily due to higher market prices realized on slightly lower sales volumes and business interruption insurance proceeds.

Review of Six Months Results

NGL sales increased by 2.9 MBbl/d, or 5%, to 66.7 MBbl/d for the six months ended June 30, 2008 compared to 63.8 MBbl/d for the six months ended June 30, 2007. The increase in sales volumes is primarily due to increased sales volumes offset by a contract expiration and a supply disruption from a customer’s refinery.

The increase in average realized prices is primarily attributable to overall higher market prices for the three months ended June 30, 2008.

Revenues increased $301.8 million, or 54%, to $860.7 million for the six months ended June 30, 2008 compared to $558.9 million for the six months ended June 30, 2007. The increase in revenue consists of $268.5 million due to higher realized commodity prices, $28.4 million from higher sales volumes and higher other revenue of $4.9 million due primarily to business interruption insurance proceeds.

Operating margin increased by $9.8 million, or 113%, to $18.5 million for the six months ended June 30, 2008 compared to $8.7 million for the six months ended June 30, 2007. The increase is primarily due to higher market prices realized and business interruption insurance proceeds.

Targa Resources Partners LP

Targa currently own approximately 26.5% of Targa Resources Partners LP (the “Partnership”), including our 2% general partner interest. Targa Resources GP LLC, the general partner of the Partnership, is wholly owned by us. We continue to consolidate the Partnership’s assets, liabilities and results of operations due to our control of the Partnership through our general partner interest.

On June 18, 2008 the Partnership completed a private placement of $250 million in aggregate principal amount of 8.25% senior unsecured notes (“Partnership Notes”) due 2016 at an offering price equal to 100% of par. Proceeds from the Partnership Notes were used to repay borrowings under the Partnership’s senior secured credit facility.

Concurrent with the closing of the private placement of the Partnership Notes, the Partnership increased the commitments under its senior secured credit facility by $100 million, bringing the total commitments under the Partnership’s senior secured credit facility to $850 million. The Partnership may still request additional commitments of up to $150 million under the senior secured credit facility, which would increase the total commitments under its senior secured credit facility to $1 billion.

On July 23, 2008, Targa Resources Partners announced a cash distribution of $0.5125 per common and subordinated unit, or $2.05 per unit on an annualized basis, for the second quarter of 2008. This cash distribution will be paid August 14, 2008 on all outstanding common and subordinated units to holders of record as of the close of business on August 4, 2008.

Venice Energy Services Company

On July 31, 2008, Targa acquired a combined approximate 54% ownership interest in Venice Energy Services Company, L.L.C. (VESCO) from Chevron Corporation’s subsidiaries, Chevron U.S.A. Inc. and Venice Gathering Company. This acquisition increases Targa’s ownership to approximately 77%.

Located near Venice, Louisiana in Plaquemines Parish, VESCO consists of two cryogenic trains with a total processing capacity of 750 MMcf/d and a FERC regulated pipeline (the “Venice Gathering System”) that gathers gas from the outer continental shelf of the Gulf of Mexico.

Capitalization

Targa’s senior secured credit facility consists of: (i) a $1.25 billion term loan maturing 2012 of which $528.4 million remains outstanding (“Term Loan”), (ii) a $300 million synthetic letter of credit facility maturing 2012 (“Synthetic LC Facility”) and (iii) a $250 million revolving credit facility maturing 2011 (“Revolver”). In addition, $250 million of our 8.5% senior unsecured notes due 2013 (the “Notes”) are outstanding.

Total funded debt at June 30, 2008 was $1,353 million, of which, $575 million is debt of the Partnership which is non-recourse to Targa but is consolidated. Excluding the debt of the Partnership, Targa’s total funded debt on June 30, 2008 was $778 million consisting of $250 million for the Notes and $528 million outstanding under the Term Loan.

At June 30, 2008, Targa’s total liquidity, excluding the Partnership, was approximately $584 million, which included the full $250 million of availability under the Revolver and $334 million of cash. Excluding the Partnership, Targa also has approximately $38 million available for the issuance of letters of credit under the Synthetic LC Facility.

Hurricane Update

Certain of our Louisiana and Texas facilities sustained damage during the 2005 hurricane season from two gulf coast hurricanes—Katrina and Rita. Repairs have been completed at all of our plant facilities other than VESCO which we expect will be completed in the third quarter of 2008.

Our property damages insurance recoveries were $40.1 million and business interruption insurance recoveries were $21.6 million for the three months ended June 30, 2008. We recognized a gain of $18.6 million on property damage insurance claims because cumulative receipts have exceeded the amount of the $ 81.1 million insurance receivable recorded as part of the DMS acquisition purchase price allocation.

About Targa

Targa is a leading provider of midstream natural gas and natural gas liquid, or NGL, services in the United States, through an integrated platform of midstream assets. Our gathering and processing assets are located primarily in the Permian Basin in West Texas and Southeast New Mexico, the Louisiana Gulf Coast primarily accessing the offshore region of Louisiana, and, through Targa Resources Partners LP, our publicly traded master limited partnership, the Fort Worth Basin in North Texas, the Permian Basin in West Texas and the onshore region of the Louisiana Gulf Coast. Additionally, our natural gas liquids logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States.

Targa will host a conference call to discuss second quarter 2008 results at 2:00 p.m. Eastern Time (1:00 p.m. Central Time) on Monday, August 11, 2008.

The conference call can be accessed via Webcast through the Investors section of the Company’s website at http://www.targaresources.com or by dialing 800-257-7063. The pass code is 11116779. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following completion of the Webcast through the Investors section of the Company’s website and will remain available until August 25, 2008.

Targa’s principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.

For more information, visit www.targaresources.com

Non-GAAP Financial Measures

This press release and accompanying schedules include non-GAAP financial measures of Adjusted EBITDA and operating margin. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.

Operating Margin - With respect to our Natural Gas Gathering and Processing division, we define operating margin as total operating revenues, which consist of natural gas and NGL sales plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases less operating expense. Natural gas and NGL sales revenue includes settlement gains and losses on commodity hedges. Our Natural Gas Gathering and Processing segment operating margin is impacted by volumes and commodity prices as well as by our contract mix and hedging program, which are described in more detail in the Company’s reports and other filings with the Securities and Exchange Commission.

With respect to our NGL Logistics and Marketing division, we define operating margin as total revenue, which consists primarily of service fee revenues and NGL sales, less cost of sales, which consists primarily of NGL purchases and changes in inventory valuation. Within this division, our management analyzes segment operating margin for each of the three segments per unit of NGL handled or sold as an indicator of operational and commercial performance.

The GAAP measure most directly comparable to operating margin is net income. Our non-GAAP financial measure of operating margin should not be considered as an alternative to GAAP net income. Operating margin is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider operating margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because operating margin excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We compensate for the limitations of operating margin as an analytical tool by reviewing the comparable GAAP measures and understanding how the differences between the measures could affect our decision-making processes.

Adjusted EBITDA - We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks and others, to assess (i) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (ii) our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and (iii) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

The economic substance behind management’s use of Adjusted EBITDA is to measure the ability of our assets to general cash sufficient to pay interest costs, support our indebtedness, and make distributions to our investors. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into management’s decision-making processes.

Our segment operating margin is as follows for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In millions)
Natural Gas Gathering and Processing	$116.6	$97.0	$229.2	$188.2
Logistics Assets	11.6	4.9	18.4	16.3
NGL Distribution and Marketing Services	31.9	6.0	40.2	17.7
Wholesale Marketing	8.8	2.2	18.5	8.7

	$168.9	$110.1	$306.3	$230.9

A reconciliation of our measurement of non-GAAP Adjusted EBITDA and operating margin to GAAP net income follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$109.9	$13.3	$331.9	$134.3
Interest expense, net (excluding amortization)	21.6	32.2	45.1	69.0
Current income tax expense	0.3	0.7	1.2	0.7
Changes in operating working capital which used (provided) cash:
Accounts receivable and other assets	108.9	57.7	(100.8)	15.6
Inventory	27.5	18.5	(35.6)	(34.7)
Accounts payable and other liabilities	(150.1)	(45.9)	(28.9)	(17.3)
Other, net	19.5	(0.2)	16.4	(0.5)

Adjusted EBITDA	$137.6	$76.3	$229.3	$167.1

Reconciliation of Adjusted EBITDA to net income:
Net income	$46.2	$13.5	$64.6	$23.0
Add:
Interest expense, net	23.7	34.0	49.2	78.0
Income tax expense (benefit)	27.9	(4.0)	39.8	3.2
Depreciation and amortization	38.8	36.4	76.9	73.2
Non-cash loss (gain) related to derivative instruments	1.0	(3.6)	(1.2)	(10.3)

Adjusted EBITDA	$137.6	$76.3	$229.3	$167.1

Reconciliation of Operating Margin to net income:
Net income	$46.2	$13.5	$64.6	$23.0
Add:
Depreciation and amortization expense	38.8	36.4	76.9	73.2
Income tax expense (benefit)	27.9	(4.0)	39.8	3.2
Other, net	4.4	6.5	23.8	11.1
Interest expense, net	23.7	34.0	49.2	78.0
General and administrative	27.9	23.7	52.0	42.4

Operating Margin	$168.9	$110.1	$306.3	$230.9

Forward Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including declines in the production of natural gas or in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts, the credit risk of customers and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s reports and other filings with the Securities and Exchange Commission. Targa undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:

Anthony Riley

Sr. Manager – Finance/Investor Relations

713-584-1490

Matt Meloy

Vice President - Finance and Treasurer

713-584-1092

TARGA RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited) (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$366,232	$177,949
Trade receivables, net of allowances of $6,213 and $ 1,115	754,924	836,044
Inventory	107,555	143,185
Deferred income taxes	77,756	25,071
Assets from risk management activities	1,926	9,487
Other current assets	14,516	70,640

Total current assets	1,322,909	1,262,376

Property, plant and equipment, at cost	2,828,626	2,764,230
Accumulated depreciation	(410,875)	(334,160)

Property, plant and equipment, net	2,417,751	2,430,070
Unconsolidated investments	53,778	48,005
Long-term assets from risk management activities	3,864	4,279
Investment in debt obligations of Targa Resources Investments Inc.	14,622	—
Other assets	54,616	45,235

Total assets	$3,867,540	$3,789,965

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$409,389	$470,860
Accrued liabilities	469,425	379,245
Current maturities of debt	12,500	12,500
Liabilities from risk management activities	204,321	75,568

Total current liabilities	1,095,635	938,173

Long-term debt, less current maturities	1,340,925	1,398,475
Long-term liabilities from risk management activities	249,035	81,019
Deferred income taxes	58,358	29,501
Other long-term obligations	38,850	35,267

Minority interest	108,338	100,826
Non-controlling interest in Targa Resources Partners LP	581,404	714,300
Commitments and contingencies
Stockholder’s equity:
Common stock ($ 0.001 par value, 1,000 shares authorized, issued, and outstanding at June 30, 2008 and December 31, 2007, collateral for Targa Resources Investments Inc. debt)	—	—
Additional paid-in capital	420,269	473,784
Retained earnings	139,350	74,736
Accumulated other comprehensive loss	(164,624)	(56,116)

Total stockholder’s equity	394,995	492,404

Total liabilities and stockholder’s equity	$3,867,540	$3,789,965

TARGA RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited) (In thousands)
Revenues	$2,263,226	$1,610,768	$4,465,619	$3,059,780

Costs and expenses:
Product purchases	2,023,089	1,438,307	4,024,530	2,708,586
Operating expenses	71,229	62,388	134,807	120,311
Depreciation and amortization expense	38,750	36,434	76,942	73,166
General and administrative expense	27,924	23,699	52,017	42,390
Gain on sale of assets	(2)	(311)	(4,445)	(131)

	2,160,990	1,560,517	4,283,851	2,944,322

Income from operations	102,236	50,251	181,768	115,458

Other income (expense):
Interest expense, net	(23,660)	(34,021)	(49,245)	(78,003)
Gain on insurance claims	18,566	—	18,566	—
Equity in earnings of unconsolidated investments	7,196	3,163	10,655	5,647
Minority interest	(11,610)	(7,207)	(21,757)	(12,818)
Non-controlling interest in Targa Resources Partners LP	(18,626)	(2,679)	(35,597)	(4,048)

Income before income taxes	74,102	9,507	104,390	26,236
Income tax (expense) benefit
Current	(275)	(693)	(1,237)	(693)
Deferred	(27,629)	4,686	(38,539)	(2,503)

	(27,904)	3,993	(39,776)	(3,196)

Net income	$46,198	$13,500	$64,614	$23,040

TARGA RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2008	2007
	(Unaudited) (In thousands)
Cash flows from operating activities
Net income	$64,614	$23,040
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization in interest expense	4,091	9,011
Amortization in general and administrative expense	883	1,127
Other depreciation and amortization expense	76,942	73,166
Accretion of asset retirement obligations	629	494
Deferred income tax expense	38,539	2,503
Equity in earnings of unconsolidated investments	(10,655)	(5,647)
Distributions from unconsolidated investments	775	2,325
Minority interest	21,757	12,818
Minority interest distributions	(14,245)	(11,285)
Non-controlling interest in Targa Resources Partners LP	35,597	4,048
Distributions to non-controlling interest in Targa Resources Partners LP	(28,235)	(3,263)
Risk management activities	(1,176)	(10,325)
Gain on sale of assets	(4,445)	(131)
Gain on property damage insurance settlement	(18,566)	—
Changes in operating assets and liabilities:
Accounts receivable and other assets	100,841	(15,595)
Inventory	35,630	34,699
Accounts payable and other liabilities	28,919	17,327

Net cash provided by operating activities	331,895	134,312

Cash flows from investing activities
Purchases of property, plant and equipment	(53,811)	(68,405)
Proceeds from property insurance	48,294	12,454
Investment in debt securities of Targa Investments Inc	(16,400)	—
Investment in unconsolidated affiliate	—	(4,647)
Other	(3,803)	1,987

Net cash used in investing activities	(25,720)	(58,611)

Cash flows from financing activities
Senior secured credit facility:
Repayments	(6,250)	(706,250)
Senior secured credit facility of Targa Resources Partners LP:
Borrowings	—	342,500
Repayments	(301,300)	(48,000)
Proceeds from issuance of senior unsecured notes of Targa Resources Partners LP	250,000	—
Contribution from non-controlling interest in Targa Resources Partners LP	—	377,593
Distribution to parent	(53,752)	(63)
Costs incurred in connection with financing arrangements	(6,590)	(4,145)

Net cash used in financing activities	(117,892)	(38,365)

Net increase in cash and cash equivalents	188,283	37,336
Cash and cash equivalents, beginning of period	177,949	142,739

Cash and cash equivalents, end of period	$366,232	$180,075